Exhibit 10.8

Invitel Holdings A/S

Compensation Structure for its Board of Directors

2008 to 2009 Term

Board Service

2,000 shares of stock vesting after one-year term

$10,000 retainer payable in quarterly installments

$1,000 per in person meeting

$500 per telephone meeting

Audit Committee Service – Chairman

$10,000 retainer payable in quarterly installments

Audit Committee Service – Chairman and Non-Chairmen

$1,000 per in person meeting

$500 per telephone meeting